Exhibit 10.19

WHITNEY HOLDING CORPORATION
EXECUTIVE INCENTIVE COMPENSATION PLAN
As Amended and Restated Effective as of January 1, 2008

SECTION 1
PURPOSE

The purpose of the Executive Incentive Compensation Plan (the “Plan”) of Whitney Holding Corporation (the “Corporation”) is to optimize the profitability and growth of the Corporation and its Subsidiaries and motivate certain executives, senior managers, officers and other key employees of the Corporation and its Subsidiaries through the Award of incentive compensation based solely on the attainment of stated performance objectives for the Corporation. The Plan is intended, but not required, to provide qualified performance-based compensation in accordance with Section 162(m) of the Internal Revenue Code of 1986, as it may be amended from time to time, and the regulations promulgated thereunder  (“Code Section 162(m)”).

SECTION 2
DEFINITIONS

2.1                      “Award” means an amount payable to a Participant based on the Corporation’s satisfaction of certain Performance Goals established by the Committee with respect to a Plan Year, which shall be paid in cash, the payment of which may be deferred during the Election Period to a deferred compensation plan, if any, maintained by the Corporation in which the Participant is eligible to participate.

2.2                      “Beneficiary” means the person, persons or entity designated by a Participant to receive an Award granted under the Plan after the Participant’s death.  Unless and until different procedures are established by the Committee, a Participant’s Beneficiary for purposes of this Plan shall be the Participant’s designated Beneficiary under the Corporation’s Group Life Insurance Plan.  If a Participant does not designate a Beneficiary or no Beneficiary survives the Participant, then such Participant’s Beneficiary shall be his or her estate.

2.3                      “Board” means the Board of Directors of the Corporation.

2.4                      “Committee” means the Compensation and Human Resources Committee of the Board.

2.5                      “Disability” or “Disabled” means that (a) a Participant is actually receiving benefits under a separate long-term disability plan maintained by the Corporation or a Subsidiary, or (b) if there is no such plan, a physical or mental infirmity that impairs the Participant's ability to perform substantially his or her duties for a period of at least 180 consecutive days. The Committee shall determine whether a Participant is or becomes Disabled.

2.6                      “Election Period” means the period designated by Corporation’s Corporate Human Resources Department each year, provided however, that such period shall end on or before the last business day of the calendar year prior to the performance year for which the Award applies.

2.7                      “Participant” means an executive, senior manager, officer or other key employee designated by the Committee to participate in the Plan for any Plan Year.

2.8                      “Performance Criteria” means the performance criteria listed in Section 5.2 from among which the Committee may set Performance Goals in each Plan Year.

2.9                      “Performance Goals” means the performance goals established each Plan Year by the Committee from among the Performance Criteria listed in Section 5.2.

2.10                      “Plan Year” means the calendar year.

2.11                      “Retirement” means the date on which a Participant ceases to be employed by the Corporation or a Subsidiary, provided he or she (a) has completed not less than ten years of service with the Corporation and its Subsidiaries, (b) has attained age 55, and (c) is not terminated for Cause (as defined in an employment, severance or similar agreement between such Participant and the Corporation).

2.12                      “Subsidiary” means any corporation of which the Corporation owns, directly or indirectly, more than 50% of the total combined voting power of all classes of stock.

2.13                      “Target Maximum Award” has the meaning described in Section 5.3.

SECTION 3
ADMINISTRATION

3.1                      Committee.  The Plan shall be administered by the Committee.

3.2                      Power and Authority.  The Committee shall have the discretionary power and authority to administer the Plan, including

(a)           designate Participants for each Plan Year,
(b)           establish Performance Goals (and weightings for different Performance Goals) for each Plan Year,
(c)           establish Target Maximum Awards for Participants for each Plan Year,
(d)           determine whether and to what extent Performance Goals were achieved for each Plan Year,
(e)           reduce any Award, regardless of the achievement of Performance Goals, based on such factors as the Committee shall deem relevant, including without limitation, the Participant’s individual performance during the Plan Year,
(f)           establish, adopt or revise any rules and regulations as it may deem necessary or advisable to administer the Plan,
(g)           make all other decisions and determinations that may be required under the Plan or as the Committee deems necessary or advisable to administer the Plan, and
(h)           amend the Plan as provided herein.

Decisions, interpretations and actions of the Committee concerning matters related to the Plan shall be final and conclusive on the Corporation, its Subsidiaries and Participants.  The Committee’s determinations under the Plan need not be uniform, and the Committee may make determinations selectively among the Participants who receive or are eligible to receive Awards, whether or not such Participants are similarly situated.

3.3                      Hold Harmless.  The Corporation shall indemnify and hold harmless the members of the Committee and individuals, including employees of the Corporation or a Subsidiary, performing services on behalf of the Committee, against any liability, cost or expense arising as a result of any claim asserted by any person or entity under the laws of any state or of the United States with respect to any action or failure to act of such individuals taken in connection with the Plan, except claims or liabilities arising on account of the willful misconduct or bad faith of any such individual.

SECTION 4
PARTICIPATION

4.1                      Designation of Participants.  The Committee may designate executives, senior managers, officers and other key employees of the Corporation or a Subsidiary to participate in the Plan.  Participants may be designated individually or by groups or categories, at the discretion of the Committee.  Participation in one Plan Year does not guarantee participation in a following Plan Year.

Participants shall ordinarily be designated by the Committee as of the fourth quarter of the Plan Year immediately preceding the Plan Year in which participation is to be effective, but in no event later than the last day of the first calendar quarter of the Plan Year in which participation is to be effective.  The Committee, in its discretion, may designate for participation an employee of the Corporation who is hired during a Plan Year, with the participation of any such employee to commence as of the date of hire.  When employees are chosen for participation during the middle of a Plan Year, the Committee may pro-rate their Award based on the Participants’ actual base earnings for the Plan Year or the number of days they participated in the Plan during the Plan Year.  The Committee will notify or cause Participants to be notified of their eligibility to participate, and the terms thereof, in writing.

4.2                      Effect of Termination of Employment.

(a)           Death, Disability and Retirement.  In the event of a Participant's termination of employment by reason of Death, Disability or Retirement during a Plan Year, a Participant shall be entitled to receive a pro-rata Award, based on multiplying the Participant’s annual base salary times a percentage derived from the number of days the employee remained on payroll during the Plan Year divided by the number of days in a full year (365).  Achievement of Performance Goals will be based on actual full-year performance.  Awards in these situations will be calculated and paid after the end of the Plan Year, on the same date Awards are paid to other Participants.  Amounts paid on behalf of a deceased Participant will be paid to the Participant’s Beneficiary on the same date Awards are paid to other Participants.

(b)           Other Terminations of Employment.  In the event of a Participant’s termination of employment during a Plan Year (or after the end of a Plan Year and before the Committee has approved the Award for such Plan Year) other than by reason of Death, Disability or Retirement, the Participant will forfeit any right to an Award for the Plan Year in which the Participant’s termination of employment occurs.  For terminations after the time the Committee approves the Awards for a Plan Year, but before payout of the Award from the Plan for such Plan Year, payout will be made as though the Participant’s termination of employment had not occurred.  Whether military, government or other service or other leave of absence shall constitute a termination of employment shall be determined in each case by the Committee at its discretion, and any determination by the Committee shall be final and conclusive.  A termination of employment shall not occur in a circumstance in which a Participant transfers from the Corporation to one of its Subsidiaries, transfers from a Subsidiary to the Corporation, or transfers from one Subsidiary to another Subsidiary.

SECTION 5
DETERMINATION OF AWARDS

5.1                      Plan Structure.  Each Participant shall be eligible to receive an Award in connection with a particular Plan Year if the Corporation (or, for certain Participants, one or more Subsidiaries or divisions of the Corporation) meets or exceeds certain Performance Goals set by the Committee.  Except as provided in Section 4.2(a), a Participant must be employed by the Corporation or one of its Subsidiaries on the date the Committee approves the Awards for the applicable Plan Year in order to be eligible to receive such Award.

5.2                      Performance Criteria and Establishment of Performance Goals.  Not later than ninety (90) days after the commencement of any Plan Year (or such other date as may be permitted or required by Code Section 162(m)), the Committee will establish in writing Performance Goals for Awards for such Plan Year based upon one or more of the following Performance Criteria, which may be expressed in terms of Corporation-wide objectives or in terms of objectives that relate to the performance of an affiliate or a division, region, department or function within the Corporation or a Subsidiary:

(i)                      revenue growth,
(ii)                     net income growth,
(iii)                    price/earnings ratio,
(iv)                    return on the Corporation’s equity,
(v)                     return on the Corporation’s assets,
(vi)                    earnings per share on our common stock,
(vii)                   total shareholder return with respect to our common stock,
(viii)                  improvement in attainment of efficiency levels at the Corporation or the bank,
(ix)                     improvements in our credit quality, and
(x)                      attainment of specific strategic business objectives.

Performance Goals with respect to the foregoing Performance Criteria may be specified in absolute terms, in percentages, or in terms of growth from period to period or growth rates over time, as well as measured relative to an established or specially-created performance index of Corporation competitors or peers.  Any member of an index that disappears during a measurement period shall be disregarded for the entire measurement period.  Performance Goals need not be based upon an increase or positive result under a business criterion and could include, for example, the maintenance of the status quo or the limitation of economic losses (measured, in each case, by reference to a specific business criterion).

At the time Performance Goals are established, the Committee may provide that any evaluation of performance may include or exclude any of the following events that occurs during a Plan Year: (a) asset write-downs, (b) litigation or claim judgments or settlements, (c) the effect of changes in tax laws, accounting principles, or other laws or provisions affecting reported results, (d) any reorganization and restructuring programs, (e) extraordinary nonrecurring items as described in Accounting Principles Board Opinion No. 30 and/or in management’s discussion and analysis of financial condition and results of operations appearing in the Corporation’s annual report to shareholders for the applicable year, (f) acquisitions or divestitures, and (g) foreign exchange gains and losses.  To the extent such inclusions or exclusions affect Awards that are intended to meet the requirements of Code Section 162(m) for deductibility, they shall be prescribed in a form that complies with Code Section 162(m).

5.3                      Establishment of Target Maximum Awards.  At the time the Committee sets the Performance Goals for a particular Plan Year, it shall also set in writing the maximum amount (which may be expressed as a percentage of a Participant’s base salary) that will be awarded to the Participant if the established Performance Goals are achieved (the “Target Maximum Award”).  The Target Maximum Award percent will be communicated in writing to each Participant at the beginning of the performance period.

The Committee may, but is not required to, establish the weightings for each Participant for performance within any category of the Performance Goals.  If established, the weightings would be expressed as a percent of the Target Maximum Award that can be earned by the Participant from performance in each category.

5.4                      Percent of Target Maximum Award Earned.  At the beginning of each Plan Year, the Committee may, but is not required to, identify the percents of Target Maximum Award that will be earned at various performance levels.  For example, the Committee may establish separately for each category of performance (e.g., net income, earnings per share, return on assets, etc.) a level of "Expected," "Threshold," and "Outstanding" performance, and provide that a percent of Target Maximum Award will correspond to each level of performance, such as:

--Outstanding:  100%
--Expected:  80%
--Threshold:  50%
--Below Threshold:  0%

5.5                      Attainment of Performance Goals.  The determination of whether the Performance Goals have been attained shall (i) to the extent applicable, be based on financial results reflected in the Corporation’s audited financial statements prepared in accordance with generally accepted accounting principles and reported upon by the Corporation's independent accountants, and (ii) be objective, so that a third party having knowledge of the relevant facts could determine whether such Performance Goals are met.  Any payment of an Award shall be conditioned on the written certification of the Committee in each case that the Performance Goals and any other material conditions were satisfied.  Awards that are intended to satisfy Section 162(m) may not be amended, nor may the Committee exercise any discretionary authority with respect to such Awards in any manner to waive the achievement of the applicable Performance Goal based on Performance Criteria or to increase the amount payable pursuant thereto or the value thereof, or otherwise in a manner that would cause the Award to cease to qualify for the exemption from Code Section 162(m).

5.6                      Annual Limit.  In no event shall any Participant receive an Award under the Plan in connection with any one Plan Year which exceeds $2,000,000.

SECTION 6
DISTRIBUTION OF AWARDS

6.1                      Form.  Awards hereunder shall be paid in the form of cash.

6.2                      Time of Award.  Awards will be paid within thirty days after the Committee determines whether and to what extent performance objectives were achieved, but no later than March 15 next following the end of the Plan Year for which the Award, if any, was earned.

SECTION 7
MISCELLANEOUS

7.1                      Transferability of Awards.  No Award granted hereunder may be transferred, pledged, assigned, encumbered or otherwise disposed of by any Participant or Beneficiary, whether by operation of law or otherwise and whether voluntarily or involuntarily (except by will or the laws of descent and distribution) and neither the Committee nor the Corporation shall be required to recognize any attempted assignment of such rights by any Participant or Beneficiary.

7.2                      Withholding.  The Corporation shall have the right to withhold from any payment made under the Plan or to collect as a condition of payment, any taxes required by law to be withheld.

7.3                      No Continued Employment.  No Participant under the Plan shall have any right to continue in the employ of the Corporation or a Subsidiary for any period of time or to any right to continue his or her present or any other rate of compensation.

7.4                      Amendment and Termination of the Plan.  The Board of Directors of the Corporation or the Committee may amend or discontinue the Plan at any time.  No such amendment or discontinuance shall, however, change or impair, without the consent of each affected Participant, an Award previously deferred by any such Participant or an Award previously conferred hereunder.  The Board or the Committee may condition any amendment or modification on the approval of shareholders of the Corporation if such approval is necessary or deemed advisable with respect to tax, securities or other applicable laws, policies or regulations, including without limitation Code Section 162(m).

7.5                      Governing Law.  The Plan and any Award granted under the Plan shall be governed by the laws of the State of Louisiana.

7.6                      Other Benefits.  Awards granted to a Participant under the terms of the Plan shall not impair or otherwise reduce such Participant’s compensation, life insurance or other benefits provided by the Corporation or its Subsidiaries.

7.7                      Entire Agreement.  The Plan and designation of any performance objectives hereunder constitute the entire agreement between each Participant and the Corporation or any of its Subsidiaries and are intended to supersede all prior written or oral understanding with respect to the subject matter of the Plan.

7.8                      Invalidity.  In the event that any one or more provisions of the Plan shall, for any reason, be held invalid, illegal or unenforceable in any manner, such invalidity, illegality or unenforceability shall not effect any other provision of the Plan.

7.9                      Inurement.  The Plan shall be binding upon and inure to the benefit of the Corporation, its Subsidiaries, and any Participant and their respective heirs, executors, administrators, successors, and assigns.

WHITNEY HOLDING CORPORATION

By:                      _____________________

Title:                   Chairman of the Board and
                              Chief Executive Officer

- 5 -